Exhibit 21

LIST OF SUBSIDIARIES

Name	State of Incorporation
MAF Bionutritionals, LLC	New Jersey
Nature’s System, Inc.	Nevada
E-Nutraceuticals, Inc.	Delaware
Doctors For Nutrition, Inc.	California
X-Fat, Inc.	Delaware
Wellness Watchers Systems LLC	Arizona